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                                                                  Exhibit 3.01.1




                                   AMENDMENT NO. 3
                                          TO
                             CERTIFICATE OF INCORPORATION
                                          OF
                               DIGITAL LIGHTWAVE, INC.


    DIGITAL LIGHTWAVE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

    DOES HEREBY CERTIFY:

    FIRST:    That by unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of incorporation of the Corporation, declaring said amendment to be advisable and recommended for approval by meeting or written consent of the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

              RESOLVED, that the Certificate of Incorporation be amended by changing Section (b) of Article SEVENTH, so that as amended Section
         (b) of Article SEVENTH shall be and read as follows:


                   "SEVENTH: (b)  Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fourth hereof relating to the rights of the holders of Preferred Stock to elect directors under specified circumstances, the number of the directors under specified circumstances, the number of the directors of Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. The directors shall be elected each year at the annual meeting of stockholders of the Corporation, except as provided for in the Certificate of Incorporation of the Corporation, and each director shall serve until his successor shall be elected and qualified or until the director's earlier death, resignation, removal or disqualification."


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    SECOND:   That pursuant to and in accordance with Section 228 of the
General Corporation law of the State of Delaware, the proposed amendment was duly approved by the written consent of the holders of a majority of the outstanding shares of Common Stock of the Corporation and prompt written notice has or will be given to all stockholders of record of the Corporation who have not consented to the amendment set forth herein.

    THIRD:    That the foregoing amendment has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, Digital Lightwave, Inc. has caused this certificate to be signed by Bryan J. Zwan, its President and Chief Executive Officer, and attested to by Beth A. Morris, its Secretary, this 8th day of January, 1997.



                                         By:   /s/ Bryan J. Zwan
                                             ---------------------
                                         Bryan J. Zwan
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER



ATTEST:   /s/  Beth A. Morris
       ------------------------
       Beth A. Morris
       SECRETARY